EXHIBIT 99.2
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

HIGHLIGHTS

As with most companies, we faced a wide variety of challenges in 2020 stemming from the COVID-19 pandemic. The impact began in January, directly affecting our operations in China. The crisis accelerated, impacting virtually all geographies by mid-March. We quickly took action to align our variable cost structure to demand levels, significantly reduce fixed costs and cut capital expenditures, prioritize accounts receivable and inventory management, and amend the financial covenant in our revolving credit facility to provide additional liquidity. These efforts helped to strengthen cash flow and protect our balance sheet. By mid-second quarter 2020, we began to see rapid recovery in businesses serving home-related markets. This benefited our Bedding, Home Furniture, Flooring, and Textiles businesses. As sales recovered, we maintained most of the fixed cost reductions, adding costs only to support higher volumes and future growth opportunities. EBIT margins benefited from this cost discipline.
Sales decreased 10% in 2020, primarily from pandemic-related economic declines across most of our businesses. Acquisitions added 1% to sales. Organic sales (as defined below) were down 11%, on 10% lower volume and raw material-related selling price decreases of 1%.

Earnings decreased primarily from the impact of lower sales and a goodwill impairment charge, partially offset by fixed cost reductions.

In 2020, we generated operating cash flow of $603 million, a $65 million decrease versus a record $668 million in 2019. The decrease was driven primarily by lower earnings. We generated more than enough operating cash flow to fund dividends and capital expenditures, something we have accomplished each year for over 30 years.

Because of the economic impacts of the COVID-19 pandemic on our business, we amended our revolving credit agreement in May to change our financial covenant to a 4.75x net debt to trailing 12-month EBITDA metric (from 3.5x total debt). This change increased availability under our revolving credit facility, which serves as back-up for our commercial paper program. We ended 2020 with full availability under the $1.2 billion credit facility. We also continued our focus on deleveraging in 2020 by limiting acquisitions and share repurchases and using operating cash flow to repay debt. We reduced debt by $228 million in 2020 and expect to further reduce debt levels in 2021. Our financial base remains strong.

We increased the annual dividend in 2020 to $1.60 per share from $1.58 per share in 2019 and extended our record of consecutive annual increases to 49 years. Consistent with our deleveraging plan, share repurchases were limited in 2020. For the full year, we repurchased 240,000 shares of our stock, primarily surrendered for employee benefit plans.

Portfolio management remains a strategic priority. Over the past several years we have enhanced our business portfolio and improved margins by growing our stronger businesses and exiting or restructuring businesses that consistently struggled to deliver acceptable returns. During 2020, we divested two businesses in our Bedding Products segment: a small operation in our former Fashion Bed business and a small specialty wire operation in our Drawn Wire business. Total capital expenditures were $66 million, 54% lower than 2019, reflecting our sharp focus on optimizing cash flow as we navigated the effects of the COVID-19 pandemic.

EXHIBIT 99.2
We incurred the following pretax charges in 2020:

(Dollar amounts in millions)	Cash	Non-Cash	Total
Goodwill impairment	$—	$25	$25
Note impairment	—	8	8
Stock write-off from prior year divestiture	—	4	4
Restructuring-related charges	8	—	8
Total charges	$8	$37	$45

The $25 million goodwill impairment charge related to our Hydraulic Cylinders business. The $8 million impairment charge related to a note receivable. The $4 million stock write-off was associated with a prior year divestiture that filed bankruptcy in 2020. The restructuring-related charges are primarily attributable to pandemic-related severance costs.

These topics are discussed in more detail in the sections that follow.

INTRODUCTION

Total Shareholder Return

Total Shareholder Return (TSR), relative to peer companies, is a primary financial measure that we use to assess long-term performance. TSR = (Change in Stock Price + Dividends) ÷ Beginning Stock Price. Our goal is to achieve TSR in the top third of the S&P 500 companies over the long term through an approach that employs four TSR sources: revenue growth, margin expansion, dividends, and share repurchases.

We monitor our TSR performance relative to the S&P 500 on a rolling three-year basis. Our TSR was below the 11-14% target over the most recent 3-year period. Over those same years, the TSR of the S&P 500 at 14% was well above historical averages. As a result, our recent 3-year averages did not meet our top-third goal. For the 3-year period that ended on December 31, 2020, our TSR performance of 1% placed us in the bottom third of the S&P 500. We believe our disciplined growth strategy, portfolio management, and prudent use of capital will support achievement of our goal over time.
The table below shows the components of our TSR targets. Long term, accomplishing this level of performance over rolling three-year periods should enable us to consistently attain our top-third TSR goal.

Current Targets
Revenue Growth	6-9%
Margin Increase	1%
Dividend Yield	3%
Stock Buyback	1%
Total Shareholder Return	11-14%

Senior executives participate in an incentive program with a three-year performance period based on two equal measures: (i) our TSR performance compared to the performance of a group of approximately 300 peers, and (ii) the Company or segment Earnings Before Interest and Taxes (EBIT) Compound Annual Growth Rate (CAGR).

Customers

We serve a broad suite of customers, with our largest customer representing approximately 6% of our sales in 2020. Many are companies whose names are widely recognized. They include bedding brands and manufacturers; residential and office furniture producers; automotive OEM and Tier 1 manufacturers; and a variety of other companies.

EXHIBIT 99.2

Organic Sales

We calculate organic sales as trade sales excluding sales attributable to acquisitions and divestitures consummated within the last twelve months.  Management uses the metric, and it is useful to investors, as supplemental information to analyze our underlying sales performance from period to period in our legacy businesses.

Major Factors That Impact Our Business

Many factors impact our business, but those that generally have the greatest impact are market demand, raw material cost trends, and competition. However, in 2020 COVID-19 has had the largest impact on our business.

COVID-19 Impacts on our Business

The impact of the COVID-19 pandemic began in January 2020, directly affecting our operations in China, as well as the global supply chain. The crisis accelerated, impacting virtually all geographies by mid-March 2020. The pandemic had, and could further have, an adverse impact, in varying degrees, to among other things (i) the demand for our products and our customers’ products, growth rates in the industries in which we participate, and opportunities in those industries; (ii) our manufacturing operations' ability to remain open, or fully operate, obtain necessary raw materials and parts, maintain appropriate labor levels, and ship finished products to customers; (iii) operating costs related to pay and benefits for terminated employees; (iv) the collection of trade and other notes receivables in accordance with their terms due to customer bankruptcy, financial difficulties, or insolvency; (v) impairment of goodwill and long-lived assets; and (vi) our ability to borrow under our credit facility in compliance with restrictive covenants; all of which, in the aggregate, had, and could further have, a material negative impact on our trade sales, earnings, cash flow, and financial condition.

In response to the COVID-19 pandemic, we took action to:
•Implement comprehensive safety protocols
•Monitor and manage supply chain risks
•Align our variable cost structure to demand levels
•Significantly reduce fixed costs by approximately $90 million and cut capital expenditures by over 50% to $66 million (used primarily for maintenance capital)
•Prioritize accounts receivable collections and manage inventory levels
•Amend the financial covenant in our revolving credit facility to provide additional liquidity

These efforts helped to strengthen cash flow and protect our balance sheet as we moved through the year. By mid-second quarter 2020, we began to see rapid recovery in businesses serving home-related markets. With consumers spending less on travel and entertainment, they began investing more in their homes. This benefited our Bedding, Home Furniture, Flooring, and Textiles businesses. We ended 2020 with fourth quarter sales in many of our businesses above fourth quarter 2019 levels. We believe that our financial resources and liquidity levels, along with various contingency plans to reduce costs are sufficient to manage the impact currently anticipated from the COVID-19 pandemic. Below is a more in-depth discussion of the various 2020 impacts of COVID-19 on our business.

Demand for our Products. Various governments in Asia, Europe, North America, and elsewhere instituted, and some have reinstituted, quarantines, shelter-in-place, or stay-at-home orders, or restrictions on public gatherings as well as limitations on social interactions, which have had, and could further have, an adverse effect on the demand for our products.

Trade sales in 2020 were down 10% versus 2019. Following steep declines in the second quarter of 2020, we returned to year-over-year sales growth in the third and fourth quarters in ECS, U.S. and European Spring, Home Furniture, Fabric Converting, and Geo Components. These business units continued to benefit from a consumer spending focus on home products. Automotive trade sales grew in the fourth quarter, while demand continues to be weak in our Aerospace and Work Furniture business units.

EXHIBIT 99.2

Impact on our Manufacturing Operations. We have manufacturing facilities in the United States and 16 other countries. All of these countries have been affected by the COVID-19 pandemic. Our facilities are open but we have, from time to time, some capacity restrictions on our plants due to governmental orders in various parts of the world. We have been and could be further negatively affected by governmental action in any one or more of the countries in which we operate by the imposition, or re-imposition, of restrictive social measures, mandatory closures of retail establishments that sell our products or our customers’ products, travel restrictions, and restrictions on the import or export of products.

The U.S. and other governments have ordered that certain nonwoven fabrics used to produce ComfortCore® innersprings be prioritized to produce medical supplies, resulting in shortages of the fabrics for non-medical applications. These shortages and strong bedding demand have caused the Company temporarily to be unable to supply full industry demand for ComfortCore®. In an effort to manage supply chain risks, we are engaging with customers to work through these issues. The shortages have resulted in higher pricing for nonwoven fabrics. If we are unable to obtain the fabrics, cannot pass the cost along to our customers, are required to modify existing contracts to accommodate customers, or pay damage claims to customers, our results of operations may be negatively impacted. As demand has improved, we also have experienced some temporary labor shortages. We are in the process of hiring additional employees and adding equipment, particularly in our U.S. Spring business, to meet this demand.

Because of the shift of production by semiconductor microchip manufacturers to consumer electronics, such as laptops and tablets for home-schooling and home-offices, and away from automotive applications during the COVID-19 related automotive industry shutdowns in 2020, currently there is a shortage of microchips in the automotive industry. Our Automotive Group uses the microchips in seat comfort products, and to a lesser extent in motors and actuators. Although, to date, our Automotive Group has been able to obtain an adequate supply of microchips, we are dependent on our suppliers to deliver these microchips in accordance with our production schedule, and a shortage of the microchips can disrupt our operations and our ability to deliver products to our customers. Also, because of the industry shortage, automotive OEMs and other suppliers have not been able to secure an adequate supply of microchips, and as a result have reduced their production of automobiles or parts, which in turn has recently reduced, and may continue to reduce our sale of products. If we cannot secure an adequate supply of microchips in our supply chain, and the microchips cannot be sourced from a different supplier, or the automotive OEMs and other suppliers continue to reduce their production as a result of such shortage, this may negatively impact our sales, earnings and financial condition.

Some facilities have experienced problems delivering products to customers because of travel restrictions and disruption in logistics necessary to import, export, or transfer products across borders.

Our inability to keep our manufacturing operations open, build and maintain appropriate labor levels, obtain necessary raw materials and parts, and ship finished products to customers may increase labor and commodity costs and otherwise negatively impact our results of operations.

The Company has implemented comprehensive safety protocols focused on protecting our employees and ensuring a safe work environment. Where possible, our employees are working remotely. However, most of our production employees have returned to work. When employees test positive for COVID-19, we follow adopted protocols which include enhanced disinfecting that targets areas that have likely exposure to COVID-19. The employee is required to observe a quarantine period, monitor symptoms, and follow medical guidance prior to returning to work. Contact tracing is performed to identify any other employees who had direct contact with the employee who tested positive for COVID-19. If any direct contacts are identified, those employees must also self-isolate, monitor symptoms, and follow medical guidance prior to returning to work. A significant increase in COVID-19 cases among our employees may disrupt our ability to maintain necessary labor levels and produce and deliver products to our customers if we are unable to shift production to other manufacturing facilities.

Severance Costs Related to Workforce Reductions. To align our variable cost structure to reduced demand for our products in certain business units, we decreased the size of our workforce. We incurred severance costs of $7 million in 2020 and we do not expect any additional material charges. However, if circumstances change because of lack of demand, mandatory governmental closure of our facilities, or otherwise, we may incur future material separation costs.

Collection of Trade and Notes Receivables. Some of our customers and other third parties have been adversely affected by the social and governmental restrictions and limitations related to the COVID-19 pandemic. If these parties suffer significant financial difficulty, they may be unable to pay their debts to us, they may reject their contractual obligations to us under bankruptcy laws or otherwise, or we may have to negotiate significant discounts and/or extend

EXHIBIT 99.2

financing terms with these parties. If we are unable to collect trade receivables and other notes receivables on a timely basis, this inability will require larger provisions for bad debt. We are closely monitoring accounts receivable and collections. However, at December 31, 2020, the level of our accounts receivable in current status was above pre-COVID-19 levels.

Impairment of Goodwill and Long-Lived Assets. A significant portion of our assets consists of goodwill and other long-lived assets, the carrying value of which may be reduced if we determine that those assets are impaired. At December 31, 2020, goodwill and other intangible assets represented $2.1 billion, or 44% of our total assets.

The 2020 annual goodwill impairment testing resulted in a $25 million non-cash goodwill impairment charge in the second quarter of 2020 with respect to our Hydraulic Cylinders reporting unit, which is a part of the Specialized Products segment. Demand for hydraulic cylinders is dependent upon capital spending for material handling equipment.

The impairment charge reflects the complete write-off of the goodwill associated with the Hydraulic Cylinders reporting unit and will not result in future cash expenditures. The anticipated longer-term economic impacts of COVID-19 lowered expectations of future revenue and profitability causing its fair value to fall below its carrying value. In connection with the preparation and review of the second quarter financial statements we concluded that an impairment charge was required with respect to this reporting unit.

Of the remaining six reporting units, three had fair values in excess of carrying value of less than 100%.
•Fair value for our Bedding reporting unit exceeded carrying value by 65%. Our 2019 acquisition of ECS is part of our Bedding reporting unit, and goodwill for our Bedding reporting unit was $857 million at December 31, 2020.
•Fair value for our Aerospace reporting unit exceeded carrying value by 51%. Goodwill for the Aerospace reporting unit was $59 million at December 31, 2020.
•Fair value for our Work Furniture reporting unit exceeded carrying value by 25%. Goodwill for the Work Furniture reporting unit was $97 million at December 31, 2020.

If there is a prolonged adverse economic impact from the COVID-19 pandemic, or otherwise, we may not be able to achieve projected performance levels. Internal forecasts and industry data suggest that economic impacts of COVID-19 for the aerospace industry may be longer than previously expected. We are continuing to monitor all factors impacting this industry. If actual results materially differ from the assumptions and estimates used in the goodwill and long-lived asset valuation calculations, we could incur future impairment charges. These non-cash charges could have a material negative impact on our earnings.

Our Ability to Borrow under our Credit Facility. Our multi-currency credit facility matures in January 2024 and provides us the ability, from time to time subject to certain restrictive covenants and customary conditions, to borrow, repay, and re-borrow up to $1.2 billion. Because of the economic impacts of the COVID-19 pandemic on our business, in early May 2020 we amended the credit facility to, among other things, change the restrictive borrowing covenants. The prior leverage ratio covenant required us to maintain a leverage ratio of consolidated funded indebtedness to trailing 12-month consolidated EBITDA (each as defined in the credit facility) of not greater than 3.50 to 1.00. The covenant was changed in two ways: (i) the calculation of the ratio now subtracts unrestricted cash (as defined in the credit facility) from consolidated funded indebtedness; and (ii) the ratio levels were changed to 4.75 to 1.00 for each fiscal quarter-end date through March 31, 2021; 4.25 to 1.00 at June 30, 2021; 3.75 to 1.00 at September 30, 2021; and 3.25 to 1.00 at December 31, 2021 and thereafter. In addition, the amount of total secured debt limit was changed from 15% to 5% of our total consolidated assets until December 31, 2021, at which time it will revert back to 15%. Various interest rate terms were also changed. The impact on our interest expense will depend upon our ability to access the commercial paper market, and if so, the degree of that access. The amended credit facility also contains an anti-cash hoarding provision that limits borrowing if the Company has a consolidated cash balance (as defined in the credit facility) in excess of $300 million without planned expenditures. At December 31, 2020, the Company was in compliance with all of its debt covenants and expects to be able to maintain compliance with the amended debt covenant requirements.

Our credit facility serves as back-up for our commercial paper program. At December 31, 2020, we had no commercial paper outstanding and had no borrowing under the credit facility. As our trailing 12-month consolidated

EXHIBIT 99.2

EBITDA, unrestricted cash, and debt levels change, our borrowing capacity increases or decreases. Based on our trailing 12-month consolidated EBITDA, unrestricted cash, and debt levels at December 31, 2020, our borrowing capacity under the credit facility was the full $1.2 billion at year end. However, this may not be indicative of the actual borrowing capacity going forward, which may be materially different depending on our consolidated EBITDA, unrestricted cash, and debt levels at that time. Also, our access to the commercial paper market may be restricted depending on the impact of the COVID-19 pandemic to the short-term debt markets.

Relief under the CARES Act and Foreign Governmental Subsidies. We are deferring payment of employer's Social Security match into 2021 and 2022, as provided by the Coronavirus Aid, Relief, and Economic Security (CARES) Act. Through December 31, 2020, we have deferred $19 million. Half of the amount will be paid in 2021 and half in 2022. We also received $21 million in government subsidies, primarily in our international locations, in 2020. These deferrals and subsidies are not expected to have a material impact on our short- or long-term financial condition, results of operations, liquidity, or capital resources and do not contain material restrictions on our operations, sources of funding, or otherwise.

Market Demand

Market demand (including product mix) is impacted by several economic factors, with consumer confidence being the most significant. Other important factors include disposable income levels, employment levels, housing turnover, and interest rates. All of these factors influence consumer spending on durable goods, and therefore affect demand for our products and components. Some of these factors also influence business spending on facilities and equipment, which impacts approximately 20% of our sales.

Raw Material Costs

Our costs can vary significantly as market prices for raw materials (many of which are commodities) fluctuate. We typically have short-term commitments from our suppliers; accordingly, our raw material costs generally move with the market. Our ability to recover higher costs (through selling price increases) is crucial. When we experience significant increases in raw material costs, we typically implement price increases to recover the higher costs. Conversely, when costs decrease significantly, we generally pass those lower costs through to our customers. The timing of our price increases or decreases is important; we typically experience a lag in recovering higher costs, and we also realize a lag as costs decline.

Steel is our principal raw material. At various times in past years, we have experienced significant cost fluctuations in this commodity. In most cases, the major changes (both increases and decreases) were passed through to customers with selling price adjustments. Over the past few years, we have seen varying degrees of inflation and deflation in U.S. steel pricing. In 2019, steel costs decreased through most of the year. In 2020, steel costs deflated modestly through the majority of the year followed by significant inflation late in the year.

As a producer of steel rod, we are also impacted by changes in metal margins (the difference in the cost of steel scrap and the market price for steel rod). In 2019, although steel prices decreased through the year, a wider metal margin persisted. As a result, our steel operations experienced enhanced profitability in 2019. In 2020, these metal margins compressed to near normalized levels.

With the acquisition of ECS, we now have greater exposure to the cost of chemicals, including TDI, MDI, and polyol. The cost of these chemicals has fluctuated at times, but ECS has generally passed the changes through to its customers. In 2019, ECS experienced a negative effect on trade sales due to chemical deflation. In 2020, chemicals deflated further in the first half of the year followed by inflation in the second half of the year as a result of supply shortages.

Our other raw materials include woven and nonwoven fabrics and foam scrap. We have experienced changes in the cost of these materials and generally have been able to pass them through to our customers.

When we raise our prices to recover higher raw material costs, this sometimes causes customers to modify their product designs and replace higher cost components with lower cost components. We must continue providing product options to our customers that enable them to improve the functionality of their products and manage their costs, while providing higher profits for our operations.

EXHIBIT 99.2

Competition

Many of our markets are highly competitive, with the number of competitors varying by product line. In general, our competitors tend to be smaller, private companies. Many of our competitors, both domestic and foreign, compete primarily on the basis of price. Our success has stemmed from the ability to remain price competitive, while delivering innovation, better product quality, and customer service.

We continue to face pressure from foreign competitors, as some of our customers source a portion of their components and finished products offshore. In addition to lower labor rates, foreign competitors benefit (at times) from lower raw material costs. They may also benefit from currency factors and more lenient regulatory climates. We typically remain price competitive in most of our business units, even versus many foreign manufacturers, as a result of our highly efficient operations, automation, vertical integration in steel and wire, logistics and distribution efficiencies, and large scale purchasing of raw materials and commodities. However, we have also reacted to foreign competition in certain cases by selectively adjusting prices, developing new proprietary products that help our customers reduce total costs, and shifting production offshore to take advantage of lower input costs.

Since 2009, there have been antidumping duty orders on innerspring imports from China, South Africa, and Vietnam, ranging from 116% to 234%.  In September 2019, the Department of Commerce (DOC) and the International Trade Commission (ITC) concluded a second sunset review extending the orders for an additional five years, through October 2024; at which time, the DOC and ITC will conduct a third sunset review to determine whether to extend the orders for an additional five years.

Antidumping and countervailing duty cases filed by major U.S. steel wire rod producers have resulted in the imposition of antidumping duties on imports of steel wire rod from Brazil, China, Belarus, Indonesia, Italy, Korea, Mexico, Moldova, Russia, South Africa, Spain, Trinidad & Tobago, Turkey, Ukraine, United Arab Emirates, and the United Kingdom, ranging from 1% to 757%, and countervailing duties on imports of steel wire rod from Brazil, China, Italy, and Turkey, ranging from 3% to 193%. In June 2020, the ITC and DOC concluded a first sunset review, extending the orders on China through June 2025, and in July 2020, the ITC and DOC concluded a third sunset review, determining to extend the orders on Brazil, Indonesia, Mexico, Moldova, and Trinidad & Tobago through August 2025. Duties will continue through December 2022 for Belarus, Italy, Korea, Russia, South Africa, Spain, Turkey, Ukraine, United Arab Emirates, and the United Kingdom. At those times, the DOC and the ITC will conduct sunset reviews to determine whether to extend those orders for an additional five years.

In September 2018, the Company, along with other domestic mattress producers, filed petitions with the DOC and the ITC alleging that manufacturers of mattresses in China were unfairly selling their products in the United States at less than fair value (dumping) and seeking the imposition of duties on mattresses imported from China. In October 2019, the DOC made a final determination assigning duty rates between 57% to 1,732%. In November 2019, the ITC made a unanimous final determination that domestic mattress producers were materially injured by reason of the unfairly priced imported mattresses. An antidumping order on imports of Chinese mattresses will remain in effect for five years, through December 2024, at which time the DOC and ITC will conduct a sunset review to determine whether to extend the order for an additional five years.

In March 2020, the Company, along with other domestic mattress producers and two labor unions representing workers at other mattress producers, filed antidumping petitions with the DOC and the ITC alleging that manufacturers of mattresses in Cambodia, Indonesia, Malaysia, Serbia, Thailand, Turkey, and Vietnam were unfairly selling their products in the United States at less than fair value (dumping) and a countervailing duty petition alleging manufacturers of mattresses in China were benefiting from subsidies. In May 2020, the ITC made a unanimous, affirmative preliminary determination of a reasonable likelihood of injury. In August 2020, the DOC made a preliminary determination in the countervailing investigation, assigning China a duty rate of 97.78%, and, in late October 2020, the DOC made preliminary determinations in the antidumping investigations, assigning duty rates of 2.61- 989.9%. Final determinations are expected in the first half of 2021. See Item 3 Legal Proceedings on page 28 of our Form 10-K filed February 24, 2021 for more information.

EXHIBIT 99.2

Acquisition of ECS

On January 16, 2019, we acquired ECS for a cash purchase price of approximately $1.25 billion. ECS, headquartered in Newnan, Georgia, is a leader in specialized foam technology, primarily for the bedding and furniture industries. With 16 facilities across the United States, ECS operates a vertically-integrated model, developing many of the chemicals and additives used in foam production, producing specialty foam, and manufacturing private label finished products. These innovative specialty foam products include finished mattresses sold through both traditional and online channels, mattress components, mattress toppers and pillows, and furniture foams. ECS has a diversified customer mix and a strong position in the high-growth compressed mattress market segment. ECS operates within the Bedding Products segment.

For information on the financing of the ECS acquisition, please see the Commercial Paper Program on page 23 in this Exhibit 99.2.

Change in Segment Reporting in 2020

Our reportable segments are the same as our operating segments, which also correspond with our management organizational structure. To reflect how we manage our businesses, and in conjunction with the change in executive officer leadership, our management organizational structure and all related internal reporting changed effective January 1, 2020. As a result, the composition of our segments also changed to reflect the new structure. For information on the change in our segment reporting structure, please see Item 1 Business, Revised Segment Structure on page 7 of our Form 10-K filed February 24, 2021.

RESULTS OF OPERATIONS—2020 vs. 2019

As of January 1, 2021, we changed our method for valuing certain inventories (primarily domestic steel-related inventories) to the FIFO cost method from the LIFO cost method. The effects of this change have been retrospectively applied to all periods presented. See Note A on page 11 of the Notes to Consolidated Financial Statements in Exhibit 99.3 attached to this Form 8-K for additional information.
Trade sales decreased 10% in 2020. Acquisitions, net of divestitures, added 1% to sales growth. Organic sales decreased 11%, with volume down 10%. Trade sales were primarily impacted by pandemic-related economic declines along with the planned lower volume in business we exited in connection with the 2018 Restructuring Plan as discussed in Note E beginning on page 23 of the Notes to Consolidated Financial Statements in Exhibit 99.3 attached to this Form 8-K (which reduced trade sales 2%). Raw material-related selling price decreases early in the year reduced trade sales 1%.
Earnings decreased primarily from lower trade sales volume and a goodwill impairment charge, partially offset by fixed cost reductions. Further details about our consolidated and segment results are discussed below.

EXHIBIT 99.2

Consolidated Results

The following table shows the changes in sales and earnings during 2020, and identifies the major factors contributing to the changes.

(Dollar amounts in millions, except per share data)	Amount	% [1]
Net trade sales:
Year ended December 31, 2019	$4,753
Divestitures	(14)	—%
2019 sales excluding divestitures	4,739
Approximate volume losses	(483)	(10)%
Approximate raw material-related inflation and currency impact	(32)	(1)
Organic sales	(515)	(11)
Acquisition sales growth	56	1
Year ended December 31, 2020	$4,280	(10)%
Earnings:
(Dollar amounts, net of tax)
Year ended December 31, 2019	$314
Lower restructuring-related charges ($9 in 2019; $6 in 2020)	3
Goodwill impairment	(25)
Note impairment	(6)
Stock write-off from a prior year divestiture	(3)
Other items, including COVID-related economic declines, partially offset by fixed cost reductions, lower interest expense and lower taxes	(30)
Year ended December 31, 2020	$253
2019 Earnings Per Diluted Share	$2.32
2020 Earnings Per Diluted Share	$1.86
   1 Calculations impacted by rounding

Full-year trade sales decreased 10%, to $4,280 million, and organic sales decreased 11%. Volume declined 10%, primarily due to pandemic-related economic declines and the planned exit of business in Fashion Bed and Drawn Wire which reduced sales 2%. Raw material-related selling price deflation early in the year reduced sales by 1%. Acquisitions, net of divestitures, contributed 1% to sales growth.

As indicated in the table above, earnings decreased from the goodwill impairment charge, the impairment charge related to a note receivable, and the stock write-off associated with a prior year divestiture that filed bankruptcy in 2020, partially offset by lower restructuring-related charges. Operationally, earnings decreased primarily from the impact of lower sales, partially offset by fixed cost reductions.

Interest and Income Taxes

Net interest expense in 2020 was lower by $4 million compared to the twelve months ended December 31, 2019 primarily due to lower debt levels and interest rates.

EXHIBIT 99.2

Our worldwide effective income tax rate was 23% in 2020, compared to 22% in 2019. The following table reflects how our effective income tax rate differs from the statutory federal income tax rate. See Note N on page 49 of the Notes to Consolidated Financial Statements in Exhibit 99.3 attached to this Form 8-K for additional details.

	Year Ended December 31
	2020	2019
Statutory federal income tax rate	21.0%	21.0%
Increases (decreases) in rate resulting from:
State taxes, net of federal benefit	.8	1.3
Tax effect of foreign operations	(2.2)	(1.7)
Global intangible low-taxed income	(.3)	2.3
Current and deferred foreign withholding taxes	2.7	1.3
Stock-based compensation	(.6)	(1.1)
Change in valuation allowance	.8	.4
Change in uncertain tax positions, net	.6	(.3)
Goodwill impairment	1.6	—
Other permanent differences, net	(1.3)	(.3)
Other, net	(.3)	(.7)
Effective tax rate	22.8%	22.2%

EXHIBIT 99.2

Segment Results

As of January 1, 2021, we changed our method for valuing certain inventories (primarily domestic steel-related inventories) to the FIFO cost method from the LIFO cost method. The effects of this change have been retrospectively applied to all periods presented. See Note A on page 11 of the Notes to Consolidated Financial Statements in Exhibit 99.3 attached to this Form 8-K for additional information.

In the following section we discuss 2020 sales and EBIT (earnings before interest and taxes) for each of our segments. We provide additional detail about segment results and a reconciliation of segment EBIT to consolidated EBIT in Note F on page 26 of the Notes to Consolidated Financial Statements in Exhibit 99.3 attached to this Form 8-K. All segment data also has been retrospectively adjusted to reflect the change in segment structure discussed in Item 1 Business, Revised Segment Structure on page 7 of our Form 10-K filed February 24, 2021.

(Dollar amounts in millions)	2020	2019	Change in Sales		% Change Organic
			$	%	Sales [1]
Trade Sales
Bedding Products	$2,039.3	$2,254.3	$(215.0)	(9.5)%	(10.0)%
Specialized Products	891.2	1,066.8	(175.6)	(16.5)	(16.5)
Furniture, Flooring & Textile Products	1,349.7	1,431.4	(81.7)	(5.7)	(8.1)
Total trade sales	$4,280.2	$4,752.5	$(472.3)	(9.9)%	(10.9)%

	2020	2019	Change in EBIT		EBIT Margins
			$	%	2020	2019
EBIT
Bedding Products	$192.4	$214.9	$(22.5)	(10.5)%	9.4%	9.5%
Specialized Products	92.0	169.9	(77.9)	(45.9)	10.3	15.9
Furniture, Flooring & Textile Products	126.5	102.3	24.2	23.7	9.4	7.1
Intersegment eliminations & other	(3.4)	(.3)	(3.1)
Total EBIT	$407.5	$486.8	$(79.3)	(16.3)%	9.5%	10.2%

	2020	2019
Depreciation and Amortization
Bedding Products	$106.7	$107.3
Specialized Products	44.3	41.8
Furniture, Flooring & Textile Products	25.5	25.7
Unallocated [2]	12.9	17.1
Total Depreciation and Amortization	$189.4	$191.9

1 This is the change in sales not attributable to acquisitions or divestitures in the last 12 months. Refer to the Bedding Products and Furniture, Flooring & Textile Products discussions below for a reconciliation of the change in total segment sales to organic sales.

2 Unallocated consists primarily of depreciation and amortization on non-operating assets.

Bedding Products

Trade sales decreased 9.5%. Acquisitions, net of divestitures, increased sales .5%. Organic sales were down 10%. Volume decreased 9%, with raw material-related selling price decreases and negative currency impact reducing sales 1%.

EXHIBIT 99.2

EBIT decreased $23 million, primarily from pandemic-related economic declines, lower metal margin in our rod mill, and the $8 million impairment related to a note receivable, partially offset by fixed cost reductions.

 Specialized Products

In Specialized Products, trade sales were down 16%. Organic sales were down 16%, with volume down 17%. Currency benefit increased sales 1%.

EBIT decreased $78 million, primarily from pandemic-related economic declines and a $25 million goodwill impairment charge in Hydraulic Cylinders, partially offset by fixed cost reductions.

Furniture, Flooring & Textile Products

Trade sales in Furniture, Flooring & Textile Products decreased 6%. Organic sales were down 8% and volume decreased 8%, with raw material-related selling price decreases offset by a currency benefit. A small Geo Components acquisition completed in December 2019 added 2% to trade sales.
EBIT increased $24 million, primarily from fixed cost reductions, improved pricing and lower restructuring-related charges, partially offset by lower volume.

RESULTS OF OPERATIONS—2019 vs. 2018

As of January 1, 2021, we changed our method for valuing certain inventories (primarily domestic steel-related inventories) to the FIFO cost method from the LIFO cost method. The effects of this change have been retrospectively applied to all periods presented. See Note A on page 11 of the Notes to Consolidated Financial Statements in Exhibit 99.3 attached to this Form 8-K for additional information.

Trade sales increased 11% in 2019. Acquisitions, primarily ECS, added 14% to sales. Organic sales were down 3%, on 3% lower volume. Raw material-related selling price increases added 1% to sales, offset by a 1% negative currency impact. Sales growth in most businesses, including U.S. Spring, Automotive, Work Furniture, and Aerospace, was offset primarily by the planned exit of business in Fashion Bed and Home Furniture which reduced sales 3% and weak trade demand for steel rod and wire.

Earnings decreased primarily from higher interest expense due to debt increases to fund the ECS acquisition, growth-related costs in U.S. Spring and Automotive, lower volume in our Steel Rod and Drawn Wire businesses, and higher taxes. The earnings decrease was partially offset by earnings from the ECS acquisition, lower raw material costs as well as the non-recurrence of a note impairment charge in 2018 and lower restructuring-related and acquisition-related transaction costs. Further details about our consolidated and segment results are discussed below.

EXHIBIT 99.2

Consolidated Results

The following table shows the changes in sales and earnings during 2019, and identifies the major factors contributing to the changes.

(Dollar amounts in millions, except per share data)	Amount	% [1]
Net trade sales:
Year ended December 31, 2018	$4,270
Approximate volume losses	(112)	(3)%
Approximate raw material-related inflation and currency impact	(22)	—
Organic sales	(134)	(3)
Acquisition sales growth	617	14
Year ended December 31, 2019	$4,753	11%
Earnings:
(Dollar amounts, net of tax)
Year ended December 31, 2018	$324
Lower restructuring-related charges ($19 in 2018; $9 in 2019)	10
Lower ECS transaction costs ($6 in 2018; $1 in 2019)	5
Non-recurrence of note impairment	12
Other items, including higher interest expense, growth-related costs, lower steel rod and wire volume, and higher taxes, partially offset by contribution from ECS and lower raw material costs	(37)
Year ended December 31, 2019	$314
2018 Earnings Per Diluted Share	$2.39
2019 Earnings Per Diluted Share	$2.32
  1 Calculations impacted by rounding

Full-year trade sales grew 11%, to $4.75 billion, and organic sales decreased 3%. Volume declined 3%, with gains in most of our businesses, including U.S. Spring, Automotive, Work Furniture, and Aerospace, more than offset by the planned exit of business in Fashion Bed and Home Furniture which reduced sales 3% and weak trade demand for steel rod and wire. Raw material-related selling price inflation from increases implemented in late 2018 were offset by a negative currency impact. Acquisitions contributed 14% to sales growth.

As indicated in the table above, earnings decreased primarily from higher interest expense due to debt increases to fund the ECS acquisition, growth-related costs in U.S. Spring and Automotive, lower volume in our Steel Rod and Drawn Wire businesses, and higher taxes. The earnings decrease was partially offset by earnings from the ECS acquisition, lower raw material costs as well as the non-recurrence of a note impairment charge in 2018 and lower restructuring-related and acquisition-related transaction costs.

Interest and Income Taxes

Net interest expense in 2019 was higher by $30 million primarily due to debt increases in early 2019 to fund the ECS acquisition.

EXHIBIT 99.2

Our worldwide effective income tax rate was 22% in 2019, compared to 21% in 2018. The following table reflects how our effective income tax rate differs from the statutory federal income tax rate. See Note N on page 49 of the Notes to Consolidated Financial Statements in Exhibit 99.3 attached to this Form 8-K for additional details.

	Year Ended December 31
	2019	2018
Statutory federal income tax rate	21.0%	21.0%
Increases (decreases) in rate resulting from:
State taxes, net of federal benefit	1.3	1.1
Tax effect of foreign operations	(1.7)	(.7)
Global intangible low-taxed income	2.3	.7
Current and deferred foreign withholding taxes	1.3	3.6
Stock-based compensation	(1.1)	(.8)
Change in valuation allowance	.4	(1.9)
Change in uncertain tax positions, net	(.3)	(.3)
Other permanent differences, net	(.3)	(1.3)
Other, net	(.7)	(.8)
Effective tax rate	22.2%	20.6%

EXHIBIT 99.2

 Segment Results

As of January 1, 2021, we changed our method for valuing certain inventories (primarily domestic steel-related inventories) to the FIFO cost method from the LIFO cost method. The effects of this change have been retrospectively applied to all periods presented. See Note A on page 11 of the Notes to Consolidated Financial Statements in Exhibit 99.3 attached to this Form 8-K for additional information.

In the following section we discuss 2019 sales and EBIT for each of our segments. We provide additional detail about segment results and a reconciliation of segment EBIT to consolidated EBIT in Note F on page 26 of the Notes to Consolidated Financial Statements in Exhibit 99.3 attached to this Form 8-K. All segment data also has been retrospectively adjusted to reflect the change in segment structure discussed in Item 1 Business, Revised Segment Structure on page 7 of our Form 10-K filed February 24, 2021.

(Dollar amounts in millions)	2019	2018	Change in Sales		% Change Organic
			$	%	Sales [1]
Trade Sales
Bedding Products	$2,254.3	$1,795.3	$459.0	25.6%	(6.0)%
Specialized Products	1,066.8	1,056.3	10.5	1.0	—
Furniture, Flooring & Textile Products	1,431.4	1,417.9	13.5	1.0	(2.0)
Total trade sales	$4,752.5	$4,269.5	$483.0	11.3%	(3.0)%

	2019	2018	Change in EBIT		EBIT Margins
			$	%	2019	2018
EBIT
Bedding Products	$214.9	$171.4	$43.5	25.4%	9.5%	9.5%
Specialized Products	169.9	189.5	(19.6)	(10.3)	15.9	17.9
Furniture, Flooring & Textile Products	102.3	99.9	2.4	2.4	7.1	7.0
Intersegment eliminations & other	(.3)	(.5)	.2
Total EBIT	$486.8	$460.3	$26.5	5.8%	10.2%	10.8%

	2019	2018
Depreciation and Amortization
Bedding Products	$107.3	$47.3
Specialized Products	41.8	39.0
Furniture, Flooring & Textile Products	25.7	27.0
Unallocated [2]	17.1	22.8
Total Depreciation and Amortization	$191.9	$136.1

1 This is the change in sales not attributable to acquisitions or divestitures in the last 12 months. Refer to each segment discussion below for a reconciliation of the change in total segment trade sales to organic sales.

2 Unallocated consists primarily of depreciation and amortization on non-operating assets.

Bedding Products

Trade sales grew 26%. Acquisitions added 32% to sales partially offset by a 6% organic sales decline. Volume decreased 5%, primarily from our decision to exit Fashion Bed and weak trade demand for steel rod and wire, partially offset by growth in U.S Spring and European Spring. Currency impact reduced sales by 1%.

EXHIBIT 99.2

EBIT increased $44 million, primarily from earnings from the ECS acquisition (including $45 million of amortization expense and a $5 million non-recurring charge related to acquired inventories), the non-recurrence of a $16 million non-cash impairment charge related to a note receivable in the fourth quarter of 2018, and lower restructuring-related charges ($5 million in 2019 versus $13 million in 2018), partially offset by growth-related costs in U.S. Spring and lower steel rod and wire volume.

 Specialized Products

Trade sales were up 1% from the PHC acquisition in early 2018. Organic sales were flat. Volume increased 2% from growth in Automotive and Aerospace. Currency impact, net of raw material-related selling price increases in Hydraulic Cylinders, decreased sales 2%.

EBIT decreased $20 million, with earnings from higher sales offset by higher operating costs in Aerospace and Hydraulic Cylinders, negative currency impact, and investment to support future growth in Automotive.

Furniture, Flooring & Textile Products

Trade sales increased 1%. Acquisitions added 3% to sales. Organic sales were down 2%. Volume decreased 3%, primarily from planned declines in Home Furniture and lower sales in Flooring Products, partially offset by growth in Work Furniture and Geo Components. Raw material-related price increases, net of negative current impact, added 1% to sales.

EBIT increased $2 million, primarily from improved pricing and lower fixed costs attributable to restructuring activity and lower restructuring-related charges ($5 million in 2019 versus $10 million in 2018), partially offset by lower volume.

LIQUIDITY AND CAPITALIZATION

In 2020, we generated $603 million in cash from operations, a $65 million decrease from 2019. Our operations provided more than enough cash to fund both capital expenditures and dividend payments, something we have accomplished each year for over 30 years. We expect this to again be the case in 2021.

Total capital expenditures in 2020 were $66 million, 54% lower than 2019, reflecting our sharp focus on optimizing cash flow as we navigated the effects of COVID-19. We raised the annual dividend to $1.60 per share from $1.58 per share and extended our record of consecutive annual increases to 49 years.

In May, we amended our revolving credit agreement to change our financial covenant to a 4.75x net debt to trailing 12-month EBITDA metric (from 3.5x total debt). This change increased availability under the revolving credit facility, which serves as back-up for our commercial paper program. We ended 2020 with full availability under the $1.2 billion credit facility.

We also continued our focus on deleveraging in 2020 by limiting acquisitions and share repurchases and using operating cash flow to repay debt. We reduced debt by $228 million in 2020 and expect to further reduce debt levels in 2021. In keeping with our deleveraging plan, we repurchased only 240,000 shares of our stock during the year, primarily surrendered for employee benefit plans.

EXHIBIT 99.2

Cash from Operations

Cash from operations is our primary source of funds. Earnings and changes in working capital levels are the two factors that generally have the greatest impact on our cash from operations.

        Cash from operations-2018 $440 million, 2019 $668 million, 2020 $603 million
Cash from operations decreased $65 million in 2020, primarily reflecting lower earnings.

As of January 1, 2021, we changed our method for valuing certain inventories (primarily domestic steel-related inventories) to the FIFO cost method from the LIFO cost method. The effects of this change have been retrospectively applied to all periods presented. See Note A on page 11 of the Notes to Consolidated Financial Statements in Exhibit 99.3 attached to this Form 8-K for additional information.

We closely monitor our working capital levels and we ended 2020 with working capital at 13.8% and adjusted working capital at 8.4% of annualized sales.1 The table below explains this non-GAAP calculation. We eliminate cash and current debt maturities from working capital to monitor our operating efficiency and performance related to trade receivables, inventories, and accounts payable. We believe this provides a more useful measurement to investors since cash and current maturities can fluctuate significantly from period to period.

(Dollar amounts in millions)	2020	2019
Current assets	$1,658.1	$1,577.1
Current liabilities	1,006.0	928.1
Working capital	652.1	649.0
Cash and cash equivalents	348.9	247.6
Current debt maturities and current portion of operating lease liabilities	93.3	90.4
Adjusted working capital	$396.5	$491.8
Annualized sales [1]	$4,728.0	$4,579.6
Working capital as a percent of annualized sales	13.8%	14.2%
Adjusted working capital as a percent of annualized sales	8.4%	10.7%

1 Annualized sales equal fourth quarter sales ($1,182.0 million in 2020 and $1,144.9 million in 2019) multiplied by 4. We believe measuring our working capital against this sales metric is more useful, since efficient management of working capital includes adjusting those net asset levels to reflect current business volume.

EXHIBIT 99.2

Three Primary Components of our Working Capital

	Amount (in millions)				Days
	2020	2019	2018		2020	2019	2018
Trade Receivables	$535	$564	$545	DSO [1]	47	43	46

Inventories	692	676	700	DIO [2]	74	67	71

Accounts Payable	552	463	465	DPO [3]	55	45	49

1Days sales outstanding: ((beginning of year trade receivables + end of period trade receivables) ÷ 2) ÷ (net trade sales ÷ number of days in the period).
2Days inventory on hand: ((beginning of year inventory + end of period inventory) ÷ 2) ÷ (cost of goods sold ÷ number of days in the period).
3Days payables outstanding: ((beginning of year accounts payable + end of period accounts payable) ÷ 2) ÷ (cost of goods sold ÷ number of days in the period).

Trade Receivables - At December 31, 2020, compared to 2019, our trade receivables decreased by $29 million and our DSO increased. Although our DSO increased notably in the first half of the year as a result of COVID-19, strong credit discipline drove steady DSO improvement in the latter half of the year to a more normal level.

We are closely monitoring accounts receivable and collections. We recognized $17 million of bad debt expense for the year:
•$20 million in the first quarter partially due to COVID-19 impacts on our customers and risk across our account portfolio; approximately half was associated with a Bedding customer that was partially reserved in 2018 and had continued to experience financial difficulties and liquidity problems over the last two years.
•$3 million reductions to bad debt expense during the last half of the year as our accounts receivable in current status improved and returned to a standing consistent with pre-COVID-19 levels.

Although positive trends in the latter half of the year allowed us to reduce some of first quarter’s expense, our full-year expense (in addition to the reserve for one customer noted above) is higher than our historical experience. Our first quarter bad debt expense included an increased qualitative risk for macroeconomic conditions, which we believe continued to be appropriate at year end. We also monitor general macroeconomic conditions and other items that could impact the expected collectibility of all customers, or pools of customers, with similar risk. We obtain credit applications, credit reports, bank and trade references, and periodic financial statements from our customers to establish credit limits and terms as appropriate. In cases where a customer’s payment performance or financial condition begins to deteriorate or in the event of a customer bankruptcy, we tighten our credit limits and terms and make appropriate reserves based upon the facts and circumstances for each individual customer, as well as pools of customers, with similar risk.

Inventories - Our inventories increased $16 million at December 31, 2020 compared to the prior year. Our DIO also increased during 2020. Primary factors contributing to increased inventory include inventory purchases related to growing demand and increased raw material costs. Full-year increase in DIO is primarily a result of lower cost of goods sold. Although we experienced increased raw material costs and higher freight charges due to raw material shortages, volumes at the end of the first quarter 2020 and into second quarter 2020 were greatly reduced. While inventory balances and DIO fluctuated notably during 2020, the year-end balance and fourth quarter DIO both returned to more normal levels, and we took steps to carefully control inventory levels as demand improved. Inventory at December 31, 2019 was lower due to focused inventory reductions, restructuring activities, and steel deflation, more than offsetting the 2019 acquisition activity. We believe we have established adequate reserves for any slower-moving or obsolete inventories. We continuously monitor our slower-moving and potentially obsolete inventory through reports on inventory quantities compared to usage within the previous 12 months. We also utilize cycle counting programs and complete physical counts of our inventory. When potential inventory obsolescence is indicated by these controls, we will take charges for write-downs to maintain an adequate level of reserves. Our reserve balances, as a percentage of period-end inventory, were consistent with our historical average.

EXHIBIT 99.2

Accounts Payable - Our accounts payable increased $89 million at December 31, 2020 compared to the prior year. Our DPO also increased during 2020. The rise was primarily related to the inventory factors discussed above and continued focus on optimizing payment terms with our vendors. Our payment terms did not change meaningfully, as we chose to keep our commitment to our vendors by paying on time during periods of reduced demand earlier in the year and did not request an extension of terms. We continue to look for ways to establish and maintain favorable payment terms through our significant purchasing power and also utilize third-party services that offer flexibility to our vendors, which in turn helps us manage our DPO as discussed below.

Accounts Receivable and Accounts Payable Programs

We have participated in trade receivables sales programs with third-party banking institutions and trade receivables sales programs that have been implemented by certain of our customers the last few years. Under each of these programs, we sell our entire interest in the trade receivable for 100% of face value, less a discount. Because control of the sold receivable is transferred to the buyer at the time of sale, accounts receivable balances sold are removed from the Consolidated Balance Sheets and the related proceeds are reported as cash provided by operating activities in the Consolidated Statements of Cash Flows. We had approximately $45 million and $40 million of trade receivables that were sold and removed from our Consolidated Balance Sheets at December 31, 2020 and 2019, respectively. These sales reduced our quarterly DSO by roughly three days, and the impact to operating cash flow was approximately $5 million and $25 million at December 31, 2020 and 2019, respectively.

For accounts payable, we have historically looked for ways to optimize payment terms through utilizing third-party programs that allow our suppliers to be paid earlier at a discount. While these programs assist us in negotiating payment terms with our suppliers, we continue to make payments based on our customary terms. A vendor can elect to take payment from a third party earlier with a discount, and in that case, we pay the third party on the original due date of the invoice. Contracts with our suppliers are negotiated independently of supplier participation in the programs, and we cannot increase payment terms pursuant to the programs. As such, there is no direct impact on our DPO, accounts payable, operating cash flows or liquidity. The accounts payable, which remain on our Consolidated Balance Sheets, settled through the third-party programs, were approximately $105 million and $55 million at December 31, 2020 and 2019, respectively. We did not request an extension of terms during the pandemic. However, we increased purchases late in the year as demand returned, which resulted in greater vendor participation by those that have historically utilized these programs, and we have also experienced greater interest by other vendors as they also strive to optimize their customer collections.

While we utilize the above items as tools in our cash flow management, and offer them as options to facilitate customer and vendor operating cycles, if there were to be a cessation of these programs, we do not expect it would materially impact our operating cash flows or liquidity.

EXHIBIT 99.2

Uses of Cash

Finance Capital Requirements

Capital Expenditures
(millions of dollars)
175
150
125
100
75
50
25
0
160
143
66
2018
2019
2020

         Capital expenditures-2018 $160 million, 2019 $143 million, 2020 $66 million
To carefully manage cash during the pandemic-related economic declines across most of our businesses, we reduced capital expenditures by over 50% for 2020 (to be used primarily for maintenance capital) and limited acquisition spending. We intend to make investments to support expansion in businesses and product lines where sales are profitably growing, for efficiency improvement and maintenance, and for system enhancements. We expect capital expenditures to approximate $150 million in 2021. Our employee incentive plans emphasize returns on capital, which include net fixed assets and working capital. This emphasis focuses our management on asset utilization and helps ensure that we are investing additional capital dollars where attractive return potential exists.

Our long-term, 6-9% annual revenue growth objective envisions periodic acquisitions. We are seeking strategic acquisitions, and we are looking for opportunities to enter new growth markets (carefully screened for sustainable competitive advantage). As a reminder, in connection with the acquisition of ECS our debt levels increased, and we are focused on deleveraging by, among other factors, controlling the pace of acquisition spending.

In 2018, we acquired three businesses for total consideration of $109 million. The first is Precision Hydraulic Cylinders (PHC), a leading global manufacturer of engineered hydraulic cylinders primarily for the materials handling market. The second and third are both operations in our Geo Components business: a small producer of geo components, and a manufacturer and distributor of innovative home and garden products that can be found at many major retailers.

In 2019, we acquired two businesses for total consideration of $1.27 billion. In January 2019, we acquired ECS, a leader in the production of proprietary specialized foam used primarily for the bedding and furniture industries, for total consideration of approximately $1.25 billion. In December 2019, we acquired a small manufacturer and distributor of geosynthetic fabrics, grids and erosion control products in our Geo Components business unit.

In 2020, we acquired no businesses.

Additional details about acquisitions can be found in Note R on page 55 of the Notes to Consolidated Financial Statements in Exhibit 99.3 attached to this Form 8-K.

EXHIBIT 99.2

Pay Dividends

Dividends Paid-2018 $194 million, 2019 $205 million, 2020 $212 million; Dividends Declared-2018 $1.50, 2019 $1.58, 2020 $1.60
Dividends are the primary means by which we return cash to shareholders. The cash requirement for dividends in 2021 should approximate $220 million.
Our long-term targeted dividend payout ratio is approximately 50% of adjusted EPS (which excludes special items such as significant tax law impacts, impairment charges, restructuring-related charges, divestiture gains, and litigation accruals/settlements). Continuing our long track record of increasing the dividend remains a high priority. In 2020, we increased the annual dividend by $.02 from $1.58 to $1.60 per share. 2020 marked our 49th consecutive annual dividend increase, a record that only ten S&P 500 companies currently exceed. We are proud of our dividend record and plan to extend it.

Repurchase Stock
         Stock , net-2018 $108 million, 2019 $7 million, 2020 $9 million
Share repurchases are the other means by which we return cash to shareholders. During the last three years, we repurchased a total of 4 million shares of our stock and issued 4 million shares (through employee benefit plans and stock option exercises). In 2020, we repurchased 240,000 shares (at an average price of $46.32) and issued 1 million shares.
Our long-term priorities for use of cash remain: fund organic growth, pay dividends, fund strategic acquisitions, and repurchase stock with available cash. With the increase in leverage from our acquisition of ECS, as previously discussed, we are prioritizing debt repayment after funding necessary expenditures and dividends, and as a result, are temporarily limiting share repurchases and acquisitions. We have been authorized by the Board to repurchase up to 10 million shares each year, but we have established no specific repurchase commitment or timetable.

EXHIBIT 99.2

Capitalization

This table presents key debt and capitalization statistics at the end of the three most recent years.

(Dollar amounts in millions)	2020	2019	2018

Total debt excluding revolving credit/commercial paper	$1,900.2	$2,056.1	$1,099.0
Less: Current maturities of long-term debt	50.9	51.1	1.2
Scheduled maturities of long-term debt	1,849.3	2,005.0	1,097.8
Average interest rates [1]	3.7%	3.6%	3.6%
Average maturities in years [1]	5.3	6.0	6.7
Revolving credit/commercial paper [2]	—	61.5	70.0
Weighted average interest rate on year-end balance	—%	2.0%	2.6%
Average interest rate during the year	2.0%	2.6%	2.4%
Total long-term debt	1,849.3	2,066.5	1,167.8
Deferred income taxes and other liabilities	519.6	518.9	257.3
Equity	1,425.1	1,341.9	1,206.8
Total capitalization	$3,794.0	$3,927.3	$2,631.9
Unused committed credit: [2]
Long-term	$1,200.0	$1,138.5	$730.0
Short-term	—	—	—
Total unused committed credit	$1,200.0	$1,138.5	$730.0

Cash and cash equivalents	$348.9	$247.6	$268.1

1 These rates include current maturities, but exclude commercial paper to reflect the averages of outstanding debt with scheduled maturities. The rates also include amortization of interest rate swaps.
2 The unused committed credit amount is based on our revolving credit facility and commercial paper program which, at the end of 2018, had $800 million of borrowing capacity. In January 2019, we expanded the size of our revolving credit facility from $800 million to $1.2 billion and correspondingly increased permitted borrowings, subject to covenant restrictions, under our commercial paper program primarily to finance the ECS transaction.

In July 2018, we retired $150 million of 4.4% notes at maturity.

In January 2019, we increased the size of our revolving credit facility from $800 million to $1.2 billion (and increased permitted borrowings, subject to covenant restrictions, under our commercial paper program in a corresponding amount), and added additional borrowing capacity in the form of the five-year term loan facility in the amount of $500 million, all primarily to finance the ECS acquisition. We pay quarterly principal installments of $12.5 million through the maturity date of January 2024. Additional principal payments, including a complete early payoff, are allowed without penalty. As of December 31, 2020, we had repaid $195 million, including prepayments on a portion of Term Loan A of $60 million in the third quarter and $48 million in the fourth quarter of 2020.

In March 2019, we issued $500 million aggregate principal amount of notes that mature in 2029. The notes bear interest at a rate of 4.4% per year, with interest payable semi-annually beginning on September 15, 2019. The net proceeds of these notes were used to repay a portion of the commercial paper indebtedness incurred to finance the ECS acquisition.

Our next large maturity is in August 2022 when $300 million of senior notes will mature.

EXHIBIT 99.2

Commercial Paper Program

In January 2019, we expanded the borrowing capacity under our credit facility from $800 million to $1.2 billion, extended the term to January 2024, and correspondingly increased permitted borrowings under our commercial paper program primarily to finance the ECS Acquisition. The ECS Acquisition was financed through the issuance of approximately $750 million of commercial paper (of which roughly $500 million was subsequently refinanced through the public issuance of 10-year 4.4% notes due in 2029) and the issuance of a $500 million five-year Term Loan A, with our current bank group, pursuant to which we pay principal in the amount of $12.5 million each quarter and the remaining principal at maturity. The credit facility allows us to issue letters of credit totaling up to $125 million. When we issue letters of credit under the facility, we reduce our available credit and commercial paper capacity by a corresponding amount. Amounts outstanding related to our commercial paper program were:

(Dollar amounts in millions)	2020	2019	2018
Total program authorized	$1,200.0	$1,200.0	$800.0
Commercial paper outstanding (classified as long-term debt)	—	61.5	70.0
Letters of credit issued under the credit facility	—	—	—
Total program usage	—	61.5	70.0
Total program available	$1,200.0	$1,138.5	$730.0

The average and maximum amounts of commercial paper outstanding during 2020 were $145 million and $422 million, respectively. During the fourth quarter, the average and maximum amounts outstanding were $49 million and $122 million, respectively. At year end, we had no letters of credit outstanding under the credit facility, but we had issued $41 million of stand-by letters of credit under other bank agreements to take advantage of better pricing. Over the long term, and subject to our capital needs, market conditions, alternative capital market opportunities, and our ability to continue to access the commercial paper market, we expect to maintain the indebtedness under the program by continuously repaying and reissuing the commercial paper notes. We view commercial paper as a source of long-term funds and when outstanding, have classified the borrowings under the commercial paper program as long-term debt on our balance sheet. We have the intent to roll over such obligations on a long-term basis and have the ability to refinance these borrowings on a long-term basis as evidenced by our $1.2 billion revolving credit facility maturing in 2024 discussed above.
With cash on hand, operating cash flow, our commercial paper program and/or our credit facility, and our ability to obtain debt financing, we believe we have sufficient funds available to repay maturing debt, as well as support our ongoing operations.

Our credit facility was amended in May 2020 and contains revised restrictive covenants. The revised covenants limit: a) as of the last day of each fiscal quarter, the leverage ratio of consolidated funded indebtedness (minus unrestricted cash) to trailing 12-month consolidated EBITDA (each as defined in the credit facility) must not exceed 4.75 to 1.00 for each fiscal quarter end date through March 31, 2021; 4.25 to 1.00 at June 30, 2021; 3.75 to 1.00 at September 30, 2021; and 3.25 to 1.00 at December 31, 2021 and thereafter; b) the amount of total secured debt to 5% of our total consolidated assets until December 31, 2021, at which time it will revert to 15% of our total consolidated assets; and c) our ability to sell, lease, transfer, or dispose of all or substantially all of our total consolidated assets. Various interest rate terms were also changed. The impact on our interest expense will depend upon our ability to access the commercial paper market, and if so, the degree of that access. The amendment also added an anti-cash hoarding provision that limits borrowing if the Company has a consolidated cash balance (as defined in the credit facility) in excess of $300 million without planned expenditures. We were comfortably in compliance with our covenants at the end of 2020, and had access to the full $1.2 billion borrowing capacity under the credit agreement. For more information about long-term debt, please see Note J on page 33 of the Notes to Consolidated Financial Statements in Exhibit 99.3 attached to this Form 8-K.

EXHIBIT 99.2

Accessibility of Cash

At December 31, 2020, we had cash and cash equivalents of $349 million primarily invested in interest-bearing bank accounts and in bank time deposits with original maturities of three months or less. Substantially all of these funds are held in the international accounts of our foreign operations. During 2020, 2019, and 2018 we brought back $188 million, $279 million, and $314 million of foreign cash, respectively.
If we were to immediately bring back all our foreign cash to the U.S. in the form of dividends, we would pay foreign withholding taxes of approximately $20 million. Due to capital requirements in various jurisdictions, approximately $58 million of this cash was inaccessible for repatriation at year end.

CONTRACTUAL OBLIGATIONS

The following table summarizes our future contractual cash obligations and commitments at December 31, 2020:

		Payments Due by Period [5]
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
(Dollar amounts in millions)
Long-term debt ¹	$1,896	$50	$399	$453	$994
Finance leases	4	1	2	1	—
Operating leases	180	47	72	38	23
Purchase obligations ²	450	445	4	1	—
Interest payments ³	390	70	123	90	107
Deferred income taxes	205	—	—	—	205
Other obligations (including pensions and net reserves for tax contingencies) [4]	196	4	31	32	129
Total contractual cash obligations	$3,321	$617	$631	$615	$1,458

1The long-term debt payment schedule presented above could be accelerated if we were not able to make the principal and interest payments when due. We are focused on deleveraging by temporarily limiting share repurchases, controlling the pace of acquisition spending, and using operating cash flow to repay debt.
2Purchase obligations primarily include open short-term (30-120 days) purchase orders that arise in the normal course of operating our facilities.
3Interest payments assume debt outstanding remains constant with amounts at December 31, 2020 and at rates in effect at the end of the year.
4Other obligations include our net reserves for tax contingencies in the "More Than 5 Years" column, because these obligations are long-term in nature and actual payment dates cannot be specifically determined. Other obligations also include a $32 million long-term deemed repatriation tax payable and our current estimate of $4 million for minimum contributions to defined benefit pension plans.
5Less Than 1 Year (due in 2021), 1-3 Years (due in 2022 and 2023), 3-5 Years (due in 2024 and 2025), and More Than 5 Years (due in 2026 and beyond).

EXHIBIT 99.2

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. To do so, we must make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses, and disclosures. If we used different estimates or judgments our financial statements would change, and some of those changes could be significant. Our estimates are frequently based upon historical experience and are considered by management, at the time they are made, to be reasonable and appropriate. Estimates are adjusted for actual events, as they occur.

“Critical accounting estimates” are those that are: (a) subject to uncertainty and change, and (b) of material impact to our financial statements. Listed below are the estimates and judgments, which we believe could have the most significant effect on our financial statements.

We provide additional details regarding our significant accounting policies in Note A on page 11 of the Notes to Consolidated Financial Statements in Exhibit 99.3 attached to this Form 8-K.

Description	Judgments and Uncertainties	Effect if Actual Results Differ From Assumptions
Goodwill
Goodwill is assessed for impairment annually as of June 30 and as triggering events occur.	Goodwill is evaluated annually for impairment as of June 30 using a quantitative analysis at the reporting unit level, which is one level below our operating segments.

Judgment is required in the quantitative analysis. We estimate fair value using a combination of:

(a) A discounted cash flow model that contains uncertainties related to the forecast of future results, as many outside economic and competitive factors can influence future performance. Revenue growth, cost of sales, and appropriate discount rates are the most critical estimates in determining enterprise values using the cash flow model.

(b) The market approach, using price to earnings ratios for comparable publicly traded companies that operate in the same or similar industry and with characteristics similar to the reporting unit. Judgment is required to determine the appropriate price to earnings ratio.

The June 2020 review resulted in a non-cash goodwill impairment charge of $25 million with respect to our Hydraulic Cylinders reporting unit, which is part of the Specialized Products segment. This impairment charge reflects the complete write-off of the goodwill associated with the Hydraulic Cylinders reporting unit. Three other reporting units had fair values in excess of carrying value of less than 100% as discussed in Note C on page 20 of the Notes to Consolidated Financial Statements in Exhibit 99.3 attached to this Form 8-K. At December 31, 2020, we had $1.4 billion of goodwill.

We had no goodwill impairments in 2019 or 2018.

Information regarding material assumptions used to determine if a goodwill impairment exists can be found in Note A on page 11 and Note C on page 20 of the Notes to Consolidated Financial Statements in Exhibit 99.3 attached to this Form 8-K.

We conduct impairment testing based on our current business strategy in light of present industry and economic conditions, as well as future expectations. If we are not able to achieve projected performance levels, future impairments could be possible.

EXHIBIT 99.2

Description	Judgments and Uncertainties	Effect if Actual Results Differ From Assumptions
Other Long-Lived Assets
Other long-lived assets are tested for recoverability at year end and whenever events or circumstances indicate the carrying value may not be recoverable.

For other long-lived assets we estimate fair value at the lowest level where cash flows can be measured (usually at a branch level).

Impairments of other long-lived assets usually occur when major restructuring activities take place, or we decide to discontinue selected products.

Our impairment assessments have uncertainties because they require estimates of future cash flows to determine if undiscounted cash flows are sufficient to recover carrying values of these assets.

For assets where future cash flows are not expected to recover carrying value, fair value is estimated which requires an estimate of market value based upon asset appraisals for like assets.

These impairments are unpredictable. Impairments did not exceed $8 million per year in any of the last three years.

At December 31, 2020, net property, plant and equipment was $785 million, net intangible assets, other than goodwill, was $702 million, and operating right-of-use assets was $162 million.

Inventory Reserves
We reduce the carrying value of inventories to reflect an estimate of net realizable value for slow-moving (i.e., not selling very quickly) and obsolete inventory.

Generally, a reserve is required when we have more than a 12-month supply of the product.

The calculation also uses an estimate of the ultimate recoverability of items identified as slow-moving, based upon historical experience.

If we have had no sales of a given product for 12 months, those items are generally deemed to be obsolete with no value and are written down completely.

Our inventory reserve contains uncertainties because the calculation requires management to make assumptions about the value of products that are obsolete or slow-moving.

Changes in customer behavior and requirements can cause inventory to become obsolete or slow-moving. Restructuring activity and decisions to narrow product offerings also impact the estimated net realizable value of inventories.

At December 31, 2020, the reserve for obsolete and slow-moving inventory was $40 million (approximately 6% of inventories). This is consistent with the reserves at December 31, 2019 and 2018, representing approximately 6% of inventories.

Additions to inventory reserves in 2020 were $14 million, which was slightly lower than our $16 million three-year average. Our reserve balances as a percentage of period-end inventory have remained consistent, and we do not expect significant changes to our historical obsolescence levels.

EXHIBIT 99.2

Description	Judgments and Uncertainties	Effect if Actual Results Differ From Assumptions
Credit Losses
For accounts and notes receivable, we estimate a bad debt reserve for the amount that will ultimately be uncollectible.

When we become aware of a specific customer’s potential inability to pay, we record a bad debt reserve for the amount we believe may not be collectible. We also monitor general macroeconomic conditions and other items that could impact the expected collectibility of all customers or pools of customers with similar risk.

As discussed in Note H on page 29 of the Notes to Consolidated Financial Statements in Exhibit 99.3 attached to this Form 8-K, we adopted ASU 2016-13 "Financial Instruments—Credit Losses" (Topic 326) in 2020, which amended the impairment model to require a forward-looking approach based on expected losses, rather than incurred losses, to estimate credit losses on certain types of financial instruments, including trade receivables.
Our bad debt reserve contains uncertainties because it requires management to estimate the amount uncollectible based upon an evaluation of several factors such as the length of time that receivables are past due, the financial health of the customer, industry and macroeconomic considerations, and historical loss experience.

Our customers are diverse and many are small-to-medium sized companies, with some being highly leveraged. Bankruptcy can occur with some of these customers relatively quickly and with little warning.

In cases where a customer’s payment performance or financial condition begins to deteriorate, we tighten our credit limits and terms and make appropriate reserves when deemed necessary. Certain of our customers have from time to time experienced bankruptcy, insolvency, and/or an inability to pay their debts to us as they come due. If our customers suffer significant financial difficulty, they may be unable to pay their debts to us timely or at all, they may reject their contractual obligations to us under bankruptcy laws or otherwise, or we may have to negotiate significant discounts and/or extend financing terms with these customers.
A significant change in the financial status of a large customer could impact our estimates. However, we believe we have established adequate reserves on our customer accounts.
Our bad debt expense has fluctuated over the last three years: $17 million in 2020, $3 million in 2019, and $17 million in 2018. The expense for 2020 and 2018 was impacted by one account that is now fully reserved at $25 million, including $23 million of a note receivable and $2 million for a trade account receivable ($9 million in 2020 and $16 million in 2018), as discussed in Note H on page 29 of the Notes to Consolidated Financial Statements in Exhibit 99.3 attached to this Form 8-K.
2020's expense was also impacted by pandemic-related economic declines. Although we have not experienced significant issues with customer payment performance during this time, the effects of the pandemic have adversely impacted the operations of many of our customers, which have and could further impact their ability to pay their debts to us. As a result, we increased the reserves on trade accounts receivable to reflect this increased risk.
Excluding the note receivable discussed above, the average annual amount of bad debt expense associated with trade accounts receivable was less than $5 million (significantly less than 1% of annual net trade sales) over the last three years. At December 31, 2020, our allowances for doubtful trade accounts receivable were $19 million (less than 4% of our trade receivables of $555 million).

EXHIBIT 99.2

Description	Judgments and Uncertainties	Effect if Actual Results Differ From Assumptions
Workers’ Compensation
We are substantially self-insured for costs related to workers’ compensation, and this requires us to estimate the liability associated with this obligation.	Our estimates of self-insured reserves contain uncertainties regarding the potential amounts we might have to pay. We consider a number of factors, including historical claim experience, demographic factors, and potential recoveries from third party insurance carriers.	Over the past five years, we have incurred, on average, $9 million annually for costs associated with workers’ compensation. Average year-to-year variation over the past five years has been approximately $1 million. At December 31, 2020, we had accrued $32 million to cover future self-insurance liabilities.
Pension Accounting
For our pension plans, we must estimate the cost of benefits to be provided (well into the future) and the current value of those benefit obligations.	The pension liability calculation contains uncertainties because it requires management's judgment. Assumptions used to measure our pension liabilities and pension expense annually include:
 - the discount rate used to calculate the present value of future benefits
 - an estimate of expected return on pension assets based upon the mix of investments held (bonds and equities)
 - certain employee-related factors, such as turnover, retirement age, and mortality. Mortality assumptions represent our best estimate of the duration of future benefit payments at the measurement date. These estimates are based on each plan's demographics and other relevant facts and circumstances
- the rate of salary increases where benefits are based on earnings.	Each 25 basis point decrease in the discount rate increases pension expense by $.6 million and increases the plans’ benefit obligations by $9.8 million.

Each 25 basis point reduction in the expected return on assets would increase pension expense by $.4 million, but have no effect on the plans’ funded status.
Contingencies
We evaluate various legal, environmental, and other potential claims against us to determine if an accrual or disclosure of the contingency is appropriate. If it is probable that an ultimate loss will be incurred and reasonably estimable, we accrue a liability for the estimate of the loss.	Our disclosure and accrual of loss contingencies (i.e., losses that may or may not occur) contain uncertainties because they are based on our assessment of the probability that the expenses will actually occur and our reasonable estimate of the likely cost. Our estimates and judgments are subjective and can involve matters in litigation, the results of which are generally unpredictable.
Legal contingencies are related to numerous lawsuits and claims described in Note T on page 60 of the Notes to Consolidated Financial Statements in Exhibit 99.3 attached to this Form 8-K.

During the three-year period ended December 31, 2020, we recorded expense of $3 million.

EXHIBIT 99.2

Description	Judgments and Uncertainties	Effect if Actual Results Differ From Assumptions
Income Taxes
In the ordinary course of business, we must make estimates of the tax treatment of many transactions, even though the ultimate tax outcome may remain uncertain for some time. These estimates become part of the annual income tax expense reported in our financial statements. Subsequent to year end, we finalize our tax analysis and file income tax returns. Tax authorities periodically audit these income tax returns and examine our tax filing positions, including (among other things) the timing and amounts of deductions, and the allocation of income among tax jurisdictions. If necessary, we adjust income tax expense in our financial statements in the periods in which the actual outcome becomes more certain.
Our tax liability for unrecognized tax benefits contains uncertainties because management is required to make assumptions and to apply judgment to estimate the exposures related to our various filing positions.

Our effective tax rate is also impacted by changes in tax laws, the current mix of earnings by taxing jurisdiction, and the results of current tax audits and assessments.

At December 31, 2020 and 2019, we had $14 million and $15 million, respectively, of net deferred tax assets on our balance sheet, primarily related to net operating losses and other tax carryforwards. The ultimate realization of these deferred tax assets is dependent upon the amount, source, and timing of future taxable income. In cases where we believe it is more likely than not that we may not realize the future potential tax benefits, we establish a valuation allowance against them.

Changes in U.S. and foreign tax laws could impact assumptions related to the taxation and repatriation of certain foreign earnings.

Audits by various taxing authorities continue as governments look for ways to raise additional revenue. Based upon past audit experience, we do not expect any material changes to our tax liability as a result of this audit activity; however, we could incur additional tax expense if we have audit adjustments higher than recent historical experience.

The likelihood of recovery of net operating losses and other tax carryforwards has been closely evaluated and is based upon such factors as the time remaining before expiration, viable tax planning strategies, and future taxable earnings expectations. We believe that appropriate valuation allowances have been recorded as necessary. However, if earnings expectations or other assumptions change such that additional valuation allowances are required, we could incur additional tax expense. Likewise, if fewer valuation allowances are needed, we could incur reduced tax expense.

EXHIBIT 99.2

Description	Judgments and Uncertainties	Effect if Actual Results Differ From Assumptions
Acquisitions
When acquisitions occur, we value the assets acquired, liabilities assumed, and any noncontrolling interest in acquired companies at estimated acquisition date fair values. Goodwill is measured as the excess amount of consideration transferred, compared to fair value of the assets acquired and the liabilities assumed. Our estimates of fair value are based upon assumptions believed to be reasonable but which are inherently uncertain.
The purchase price allocation for business acquisitions contains uncertainties because it requires management's judgment. Determining fair value of identifiable assets, particularly intangibles, requires management to make estimates, which are based on all available information. Critical estimates include the timing and amount of future revenues and expenses associated with an asset, as well as an appropriate discount rate. Determining fair values for these items requires significant judgment and includes a variety of methods and models that utilize significant Level 3 inputs, as discussed in Note A on page 11 of the Notes to Consolidated Financial Statements in Exhibit 99.3 attached to this Form 8-K.

In 2020, no businesses were acquired, as discussed in Note R on page 55 of the Notes to Consolidated Financial Statements in Exhibit 99.3 attached to this Form 8-K.

The judgments made in determining the estimated fair value assigned to the assets acquired, as well as the estimated life of the assets, can materially impact net income in periods subsequent to the acquisition through depreciation and amortization, and in certain instances through impairment charges, if the asset becomes impaired in the future. We regularly review for impairments. Unanticipated events and circumstances may occur which may affect the accuracy or validity of such assumptions, estimates, or actual results.

EXHIBIT 99.2

CONTINGENCIES

For contingencies related to the impact of the COVID-19 pandemic on our business, please see “COVID-19 Impacts on our Business” on page 3 in this Exhibit 99.2.

Litigation

Accruals for Probable Losses
We are exposed to litigation contingencies that, if realized, could have a material negative impact on our financial condition, results of operations, and cash flows. Although we deny liability in all currently threatened or pending litigation proceedings in which we are or may be a party, and believe we have valid bases to contest all claims made against us, we have recorded a litigation contingency accrual for our reasonable estimate of probable loss for pending and threatened litigation proceedings, in aggregate, in millions, as follows:

	Year Ended December 31
	2020	2019	2018
Litigation contingency accrual - Beginning of period	$.7	$1.9	$.4
Adjustment to accruals - expense	.1	.6	1.8
Currency	(.1)	—	—
Cash payments	(.2)	(1.8)	(.3)
Litigation contingency accrual - End of period	$.5	$.7	$1.9
The above litigation contingency accruals do not include accrued expenses related to workers' compensation, vehicle-related personal injury, product and general liability claims, taxation issues, and environmental matters, some of which may contain a portion of litigation expense. However, any litigation expense associated with these categories is not anticipated to have a material effect on our financial condition, results of operations, or cash flows. For more information regarding accrued expenses, see Note I under "Accrued expenses" on page 32 of the Notes to Consolidated Financial Statements in Exhibit 99.3 attached to this Form 8-K.
Reasonably Possible Losses in Excess of Accruals
Although there are a number of uncertainties and potential outcomes associated with all of our pending or threatened litigation proceedings, we believe, based on current known facts, that additional losses, if any, are not expected to materially affect our consolidated financial position, results of operations, or cash flows. However, based upon current known facts, as of December 31, 2020, aggregate reasonably possible (but not probable, and therefore not accrued) losses in excess of the accruals noted above are estimated to be $12 million, including $11 million for Brazilian value-added tax matters and $1 million for other matters. If our assumptions or analyses regarding these contingencies are incorrect, or if facts change, we could realize losses in excess of the recorded accruals (and in excess of the $12 million referenced above), which could have a material negative impact on our financial condition, results of operations, and cash flows.
For more information regarding litigation contingencies, please refer to Note T on page 60 of the Notes to Consolidated Financial Statements in Exhibit 99.3 attached to this Form 8-K, which is incorporated herein by reference.

Aerospace and Work Furniture Reporting Units' Goodwill

Fair value for our Aerospace and Work Furniture reporting units exceeded carrying value by 51% and 25%, respectively, at our June 30, 2020 annual goodwill impairment testing date.

Sales for both of these units were adversely impacted by the COVID-19 pandemic. If there is a prolonged adverse economic impact, or otherwise, we may not be able to achieve projected performance levels. Although we do not believe that a triggering event has occurred, internal forecasts and industry data suggest that economic impacts of COVID-19 for the aerospace industry may be longer than previously expected during the second quarter impairment testing. We are continuing to monitor all factors impacting this industry.

EXHIBIT 99.2

The goodwill associated with the Aerospace and Work Furniture reporting units was $59 million and $97 million, respectively, at December 31, 2020.

Continued negative market trends may impact future earnings. If we are not able to achieve projected performance levels, future impairments may be possible.

Potential Sale of Real Estate

Although the potential sale is subject to significant conditions that may change the timing, the amount, and whether the sale is completed at all, we have agreed to sell certain real estate associated with prior years' restructuring activities in the Bedding Products segment. If the sale is completed, we expect to realize a gain of up to $25 million to $30 million on this transaction in 2021.

Cybersecurity Risks
We rely on information systems to obtain, process, analyze, and manage data, as well as to facilitate the manufacture and distribution of inventory to and from our facilities. We receive, process, and ship orders, manage the billing of and collections from our customers, and manage the accounting for and payment to our vendors. We have a formal process in place for both incident response and cybersecurity continuous improvement that includes a cross-functional Cybersecurity Oversight Committee. Members of the Cybersecurity Oversight Committee update the Board quarterly on cyber activity, with procedures in place for interim reporting if necessary.
Although we have not experienced any material cybersecurity incidents, we have enhanced our cybersecurity protection efforts over the last few years. We use a third party to periodically benchmark our information security program against the National Institute of Standards and Technology’s Cybersecurity Framework. We provide quarterly cybersecurity training for employees with access to our email and data systems, and we have purchased broad form cyber insurance coverage. However, because of risk due to the COVID-19 pandemic regarding increased remote access, remote work conditions, and associated strain on employees, technology failures or cybersecurity breaches could still create system disruptions or unauthorized disclosure of confidential information. We cannot be certain that the attacker’s capabilities will not compromise our technology protecting information systems. If these systems are interrupted or damaged by any incident or fail for any extended period of time, then our results of operations could be adversely affected. We may incur remediation costs, increased cybersecurity protection costs, lost revenues resulting from unauthorized use of proprietary information, litigation and legal costs, reputational damage, damage to our competitiveness, and negative impact on stock price and long-term shareholder value.
NEW ACCOUNTING STANDARDS

The FASB has issued accounting guidance effective for current and future periods. See Note A on page 11 of the Notes to Consolidated Financial Statements in Exhibit 99.3 attached to this Form 8-K for a more complete discussion.